Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) effective as of the Effective Date (as defined below), is by and between The Lovesac Company, a Delaware corporation (the “Company”) and Keith Siegner (the “Executive”) (together with the Company, the “Parties”).

WHEREAS, Executive previously entered into an employment agreement with the Company, dated March 19, 2018, as amended and restated effective February 23, 2026 (the “Employment Agreement”), pursuant to which Executive currently serves as Executive Vice President, Chief Financial Officer and Treasurer; and

WHEREAS, on June 12, 2026 (the “Notice Date”), Executive was provided prior written notice of his termination of employment (“Notice Period”); and

WHEREAS, the Parties desire to come to a mutual agreement regarding the terms of the separation of Executive’s employment with the Company and enter into this Agreement to fully and finally settle all matters between them concerning Executive’s employment with the Company and its affiliates, effective as of the Separation Date;

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Last Day of Employment. Executive’s employment as Executive Vice President, Chief Financial Officer and Treasurer with the Company will cease on June 15, 2026 and he will transition to the role of a non-executive employee from June 15, 2026 through June 22, 2026, his last day of employment with the Company (“Separation Date”). During the Notice Period, Executive will not perform any duties for the Company; provided that Executive shall be required to provide timely and accurate information to the Company, upon its request, for transition-related services. . As of the Separation Date, Executive hereby resigns from all positions held with the Company and its affiliates, without any further action by any Party.

2. Consideration. In consideration for Executive signing, and not revoking, this Agreement and compliance with the terms set forth herein (including but not limited to the obligations set forth in Section 5 of this Agreement), the Company agrees to pay Executive as follows as the sole and exclusive payments due under this Agreement or otherwise:

(a) Base Salary Continuation. The Company shall continue to pay or cause to be paid to Executive, Executive’s Base Salary in effect as of the Separation Date for a period of twelve (12) months immediately following the Separation Date (the “Severance Period”) which, for the avoidance of doubt, is equal to Five Hundred Seventy Six Thousand Eight Hundred Dollars and Zero Cents ($576,800) in the aggregate, payable over the Severance Period in accordance with the Company’s regular payroll schedule, subject to applicable tax withholdings and other authorized deductions. The payments will commence as set forth in Section 3.

(b) Benefits. If Executive is eligible for and properly and timely elects to continue medical, vision and/or dental coverage under the Company’s group health plan in accordance with the continuation requirements of COBRA, the Company shall pay the Company’s and Executive’s portion of the group health benefit premium for a period of twelve (12) months beginning on the first day of the month immediately following the month in which the Separation Date occurs (the “COBRA Payment Period”). The Company’s payments hereunder are subject to all the terms and conditions set forth in the Company’s group health plan and intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). If the Company, in its sole discretion, determines the payments of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the premium payments will be imputed as income and treated as taxable to the Executive.

(c) Equity Compensation Awards. Executive’s outstanding restricted stock unit award (“RSU”) and performance-based restricted stock unit award (“PSU”) granted on June 30, 2023 under the Second Amended and Restated 2017 Equity Incentive Plan (the “Equity Plan”), representing approximately 3,189 RSUs and 2,963 PSUs, shall vest on June 30, 2026 subject to the terms and conditions set forth in the Equity Plan and applicable award agreements, and the performance achievement levels approved by the Compensation Committee of the Company’s Board of Directors. Executive shall be responsible for all tax liability in connection with the vesting and settlement of these awards. The balance of Executive’s outstanding equity awards shall be treated in accordance with their existing terms.

3. No Consideration Absent Execution of this Agreement. Executive understands and agrees that the payments to be made and benefits to be provided in accordance with Section 2 of this Agreement exceed any sums or benefits to which Executive is entitled as severance or notice pay under any applicable policy, plan and/or procedure of the Company or any previous agreement or understanding between Executive and the Company (including the Employment Agreement). Executive would not receive the consideration described in Section 2 absent Executive’s execution of this Agreement and his compliance with the covenants contained herein and those set forth in the Employment Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements. The payments and benefits provided for in Section 2 will not commence until the first regularly scheduled payroll occurring ten (10) business days after the Company’s receipt of a countersigned copy of this Agreement, provided that the Executive has not revoked this Agreement, and provided further that the first such payment under Section 2 shall include all payments delayed by reason of the operation of this Section 3.

4. General Release of Claims.

(a) Executive knowingly and voluntarily releases and forever discharges the Company, any of its direct and indirect affiliates and subsidiaries, its affiliates’ and subsidiaries’ members, partners, directors, officers, employees, agents, successors and assigns, and any affiliates, members, partners, directors, officers, employees, agents, successors and assigns, and any successor’s members, partners, directors, officers, employees, agents, and/or affiliates (collectively, the “Released Parties”) of and from any and all claims, known and unknown, against the Released Parties, which Executive, Executive’s heirs, executors, administrators, successors, and assigns have or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

(i) Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), 42 U.S.C. § 2000e et seq. (1964); The Equal Pay Act (“EPA”), 20 U.S.C. § 206(d) (1963); Sections 1981 through 1988 of Title 42 of the United States Code, as amended, 42 U.S.C. §§ 1981-1988 (1977); The Age Discrimination in Employment Act of 1967 and Older Workers Benefit Protection Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq., (1967); The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (1974); The Immigration Reform Control Act, as amended, 8 U.S.C. § 1101, 1153 et seq. (1986); The Americans with Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101 et seq. (1990); The Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 553, 651-678 (1970); The Family and Medical Leave Act of 1993, 29 U.S.C. § 36-2601 et seq. (1993);

(ii) Connecticut State law, including but not limited to: Connecticut Fair Employment Practices Act (Conn. Gen. Stat. § 46a-51, et seq.); Connecticut Equal Pay Law (Conn. Gen. Stat. § 31-75); the Connecticut Whistleblower Law (Conn. Gen. Stat. § 31-51m); the Connecticut Family and Medical Leave Laws (Conn. Gen. Stat. § 31-51kk to 51qq); the Connecticut Minimum Wage and Overtime Laws (Conn. Gen. Stat. § 31-58 et seq.); the Connecticut Hours of Labor Laws (Conn. Gen. Stat. § 31-12, et seq.); the Connecticut Wage Payment Laws (Conn. Gen. Stat. § 31-70, et seq.); the Connecticut Drug Testing Laws (Conn. Gen. Stat. §§ 31-51t to z); the Connecticut Paid Sick Leave Law (Conn. Gen. Stat. § 31-57r to 57w); the anti-retaliation provisions of the Connecticut Workers’ Compensation Law (Conn. Gen. Stat. Ann. § 31-290a); the Connecticut Reproductive Hazards Law (Conn. Gen Stat. § 31-40g); the Connecticut Smoking Outside the Workplace Law (Conn. Gen. Stat. § 31-40s); the Connecticut Breast-Feeding Rights Law (Conn. Gen. Stat. § 31-40w); the Connecticut Employment Privacy Law (Conn. Gen. Stat. § 31-48b, 31-48d); all as amended;

(iii) Any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;

(iv) Any public policy, contract, tort, or other common law claims;

(v) Any claim for costs, fees, or other expenses including attorneys’ fees and the like.

(b) Notwithstanding any provision of this Agreement and the Employment Agreement to the contrary, by executing this Agreement, Executive is not releasing any claims relating to: (i) claims arising after the date of this Agreement, (ii) any claims for breach of this Agreement, (iii) claims for vested benefits pursuant to any employee benefit plan, or (iv) claims that cannot be waived by law.

(c) Nothing in this Agreement, the Employment Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements will prevent Executive from filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to the U.S. Equal Employment Opportunity Commission, National Labor Relations Board, U.S. Securities and Exchange Commission, Occupational Safety and Health Administration, U.S. Department of Justice or any other any federal, state or local agency charged with the enforcement of employment or other laws. Nothing in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements will prohibit Executive from disclosing workplace conduct that Executive reasonably believes to constitute unlawful workplace conduct or a violation of public policy. Executive does not need to notify the Company prior to making any such reports or disclosures or participating in an investigation. However, by signing this Agreement, Executive acknowledges and agrees that Executive is waiving rights to individual relief (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 4. Therefore, Executive agrees that Executive will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement; provided, however, that nothing contained herein shall preclude Executive from receiving a monetary award from the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, 15

U.S.C. §78u-6, or from any other similar provision of law.

(d) Except as provided in Section 4(c) and to enforce the terms of this Agreement, and to the fullest extent permitted by law, Executive agrees not to bring or to make, or join in, any claim of any kind against the Company and/or the Released Parties. Each party further agrees that this Agreement constitutes a complete bar to any such future claim.

5. Covenants, Acknowledgements and Obligations.

(a) Executive acknowledges that he remains bound by the terms set forth in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements, and that Executive will comply with the obligations set forth therein. Nothing in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements, shall preclude either party from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.

(b) Subject to Section 4(c), Executive agrees to not defame or disparage the Company or its business or prospects, including its officers and directors, and will not make any statement of any kind which is calculated to, or which foreseeably will, damage the business or reputation of the Company.

(c) Executive also affirms that the Company is a technology driven company that designs, manufactures and sells unique, high quality furniture through an omni-channel platform that includes direct to consumer touchpoints in the form of showrooms, mobile concierges, kiosks, shop-in-shops at specialty retailers, and online at www.lovesac.com (the Company’s “Business” or “line of business”). Executive affirms that the Company has employed Executive in a position of trust and confidence, and has provided Executive with access to Confidential Information (including trade secrets) related to Executive’s position and may also have provided Executive specialized training related to the Company’s Business and/or the opportunity to develop relationships with the Company’s employees, agents, and business contacts (clients and others) for the purpose of developing goodwill for the Company. Executive agrees that Executive’s receipt of the foregoing would give Executive an unfair competitive advantage if Executive’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement. Executive affirms that, during Executive’s employment with the Company, Executive was a Senior Executive, as defined by 16 CFR § 910.1, and in a policy-making position.

Subject to Section 4(c), Executive agrees to use Company’s Confidential Information only in the performance of Executive’s duties, to hold such information in confidence and trust, and not to engage in any unauthorized use or disclosure of such information during Executive’s employment and for so long thereafter as such information qualifies as Confidential Information. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company’s Business that Executive acquires or has acquired or gains or has gained access to during Executive’s employment that the Company has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company. By way of example and not limitation, Confidential Information is understood to include: Project Winifred; strategic plans; product or service information, including fees, costs and pricing structures; product innovation, development and launch information; acquisition, divestiture, joint venture or strategic partnership plans and information; distribution and sales methods and systems; sales and profit figures; forecasts and projections; marketing information; advertising and pricing strategies; analyses; diagrams; reports; presentations; active or threatened litigation or claims; computer software, including operating systems, applications, and program listings; flow charts; manuals and documentation; databases; accounting and business methods; business plans; innovations, designs, formulae, ideas, inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; trade secrets; production processes and manufacturing know-how; raw material and product specifications; analytical techniques; process descriptions; quality control tests and procedures; proprietary information; customer lists; and information concerning existing and prospective clients, partners, distributors, agents, suppliers and customers and other information related thereto. Executive acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. Executive agrees that all records, in any form (such as email, database, correspondence, presentations, notes, files, contact lists, drawings, specifications, spreadsheets, manuals, and calendars) that contain Confidential Information or otherwise relate to the Company’s Business, with the exception of wage and benefit related materials provided to Executive as an employee for Executive’s own use as an employee, are the property of the Company (collectively “Company Records”). Executive will follow all Company policies regarding use or storage of Company Records and return all such records (including all copies) when Executive’s employment with Company ends or sooner if requested.

Subject to Section 4(c), Executive affirms that Executive has not divulged any proprietary or Confidential Information of the Company and will continue to maintain the confidentiality of such information consistent with Lovesac’s policies, this Agreement, and applicable law.

(d) In order to protect the Company’s Confidential Information (including trade secrets) and key business relationships, subject to Section 4(c), Executive agrees that Executive will not during the Restricted Period, directly or through the direction or control of others:

(i)	solicit a Covered Employee (defined below) to leave the employment of the Company;

(ii)	hire, attempt to hire, or assist in hiring any Covered Employee on behalf of a Competing Business;

(iii)	solicit, or attempt to solicit a Covered Customer or Key Relationship (terms separately defined below), for the purpose of doing any business that would compete with the Company’s Business;

(iv)	knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause the Covered Customer or Key Relationship to stop or reduce doing business with the Company, or that would involve diverting business opportunities away from the Company;

(v)	own, manage, control or provide services for the benefit of a Competing Business within the Territory (terms separately defined below) that: (i) are the same or similar in work, function or purpose to those Executive provided to the Company during the Look Back Period; (ii) relate to a business function, business transaction or business partnership (current or prospective) that Executive had involvement with or supervision of during the Look Back Period; (iii) relate to a business function, business transaction, or business partnership (current or prospective) that Executive had access to Confidential Information about during Executive’s employment at the Company; or (iv) perform work in any senior managerial, executive, or directorial capacity; or

(vi)	take on any other responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers or Key Relationships to the benefit of a Competing Business or detriment of the Company.

Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees. This Agreement is not intended to prohibit: (i) employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is truly independent and my services to it do not otherwise violate this Agreement; or (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company. This provision also does not preclude conduct protected by Section 7 of the NLRA such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection.

“Restricted Period” means while employed and for a period of twelve (12) months after Executive’s employment ends (irrespective of which party ends the relationship or why it ends). “Covered Employee” means any employee of Company that Executive gained knowledge of through Executive’s employment with the Company. “Competing Business” means any person or entity that engages in (or is planning to engage in) a business that competes with a portion of the Company’s Business as it currently exists, is in process, or is being planned as of the termination of my employment, including but not limited to the design, manufacturing, or sale of furniture, home furnishings, technology-enabled furniture, furniture for sleep or rest, including beds and mattresses, and related accessories, and such other merchandise the Company sells from time to time in retail stores. “Look Back Period” is the last two years of Executive’s employment. “Covered Customer” means a customer or potential customer that Executive had material business-related contact or dealings with or access to Confidential Information about during the Look Back Period. “Key Relationships” refers to a person or entity with an ongoing business relationship with the Company (including vendors and distributors) that Executive had material business-related contact or dealings with during the Look Back Period. Because of the nature of Executive’s responsibilities for the Company, Executive has participated or will participate in the Company’s business and/or receive or retain Confidential Information about the Company’s global business in all geographies. Therefore, “Territory” means the United States (including state and state-equivalents and county and county-equivalents therein) and all other countries on Earth (including, but not limited to the United Kingdom, China, Japan, India, Mexico, Italy, France, Indonesia, Brazil, Bangladesh, Russia, Pakistan, Nigeria, and state and state-equivalents and county and county-equivalents therein).

If the Executive decides to provide services for another entity or person or obtains new employment within the Restricted Period, Executive agrees to provide the Company with a written notice describing the name of the entity/person to whom services/employment are being provided and the type of services/employment being provided. Written notice should be provided via email to legal@lovesac.com and CarlyKawaja@lovesac.com. Executive shall provide written notice to the Company before accepting an offer for employment or to provide services, or at least seven (7) days prior to providing the services or starting employment, whichever is earlier. Such notice shall be required to permit the party or parties to seek immediate injunctive relief, if needed, to avoid harm.

(e) Executive further agrees to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation related to any matter in which Executive was involved during Executive’s employment with the Company or of which Executive has knowledge. Executive’s obligations under this Section 5(e) shall survive for a period of three (3) years following the Separation Date.

(f) Executive promises to comply with the covenants set forth in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements. Executive understands and agrees that any breach by Executive of the terms of this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements will cause immediate and irreparable harm to the Company. The Parties further agree that the restrictive periods set forth in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements, shall not expire and shall be tolled during any period in which Executive is in violation of the restricted period. Further, following five (5) days’ written notice to Executive of Executive’s violation of any of the provisions of this Agreement, the Company’s policies, the Equity Plan, or the applicable Award Agreements, the Company will have the immediate right: (1) to cease making any additional payments to Executive under Section 2 of this Agreement, and (2) apply to a court of competent jurisdiction to seek injunctive, economic and equitable relief. Nothing in this Agreement limits or reduces any common law or statutory duty Executive owes to the Company, nor does this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. This Agreement will survive the expiration or termination of Executive’s employment with the Company.

(g) Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against the Company. Nothing in this Agreement is intended to impair Executive’s rights under whistleblower laws or cause Executive to disclose Executive’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

(h) Executive also affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the Separation Date, and Executive has been reimbursed for all necessary expenses or losses incurred by Executive within the scope of Executive’s employment.

6. Defend Trade Secrets Act. Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Return of Property. Executive affirms that Executive has returned or will return by June 22, 2026, without copying or reproducing, all of the Company’s property, documents, data and/or any Confidential Information in Executive’s possession or control in accordance with Section 5.3 of the Employment Agreement. Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property. Further, Executive hereby certifies that: (i) Executive has returned all of the Company’s Confidential Information, including any original files, copies, recordings, reproductions, and notes; (ii) Executive no longer retains or has in Executive’s possession or control any property, documents, data, or records containing Company’s Confidential Information; and (iii) Executive has not disclosed or distributed Company’s Confidential Information to other persons, parties, or entities. This Section does not apply to employment agreements or wage and benefit materials provided to Executive for Executive’s own use as an employee.

8. Ownership of Intellectual Property. Executive promises to comply with all of the covenants set forth in Section 5.2 of Employment Agreement, which will survive his termination and be incorporated into this Agreement. In accordance with Section 5.2 of the Employment Agreement, Executive affirms that all Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company.

9. Indemnification. Executive understands and agrees that Executive is solely responsible for any tax liabilities and consequences that Executive and/or the Company, or any of them, may incur as the result of the allocation of payments or vesting and settlement of equity awards made under this Agreement, and that the Company shall bear no responsibility for any such liabilities or consequences. Executive agrees to indemnify and hold the Company harmless from liability for tax payments, required tax withholdings, penalties, additions to tax and/or interest that the Company is obligated to pay because of the allocation of payments made under this Agreement, and Executive’s failure to comply with Executive’s obligations under this Agreement, and the Company shall not be required to pay any sums to Executive not otherwise described in this Agreement for any reason as part of this Agreement even if the tax liabilities and consequences to Executive are ultimately assessed in a fashion not presently anticipated by Executive. Executive further agrees to indemnify and hold harmless the Company against any and all liens, subrogation claims, and any other rights that may be asserted by any person against the amount paid in hereunder.

10. 409A Considerations. The intent of the Parties is that payments and benefits pursuant to this Agreement comply with or be exempt from (and to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from) Section 409A of the Code and the regulations and guidance promulgated under such section (collectively “Code Section 409A”). “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code Section 409A, the Executive’s “separation from service” as defined in Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. If a payment obligation under this Agreement or other compensation arrangement arises on account of Executive’s separation from service while the Executive is a “specified employee” (as defined under Code Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death. In no event whatsoever shall the Company, or any of their respective affiliates, or any of their respective directors, managers, members, employees, consultants or advisers be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

11. Affirmations. Executive further affirms that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any comparable state or local leave law(s).

12. Non-admission of Wrongdoing. Executive agrees that neither this Agreement nor the furnishing of the consideration set forth in Section 2 of this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. The Company specifically disclaims and denies any liability to or wrongful acts against Executive or any other persons, entity or agency, on the part of itself, its employees and its agents.

13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of Connecticut without regard to its conflict of laws provision. The Parties have endeavored to craft this Agreement to comply with applicable law. To the extent to which a court finds that the Agreement does not comport with applicable law in any manner, Executive agrees that the court may sever, modify, and/or partially enforce the offending provision. Therefore, Executive agrees that each of Executive’s obligations under this Agreement shall be considered a separate and severable obligation. If a court or arbitrator determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), the parties agree that the court or arbitrator shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect. The parties agree that the Company will suffer irreparable harm, in addition to any damages that can be quantified, by a breach of this Agreement by Executive. Accordingly, in the event of such a breach or a threatened breach, the Company will be entitled to all remedies that may be awarded by a court of competent jurisdiction or arbitrator, including without limitation injunctive relief, recovery of its attorneys’ fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and Released Parties hereto. However, neither this Agreement nor any right or interest hereunder shall be assignable by Executive.

15. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16. Entire Agreement. This Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements, set forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties which impose any obligations on the Company to Executive, other than those specified in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements. All representations, promises, and prior or contemporaneous understandings are merged into, and expressed in this instrument; however, should Executive be subject to a prior agreement with the Company containing confidentiality, nonsolicitation, noncompetition and/or invention assignment provisions that are enforceable and compliant with current law and this Agreement is found to be unenforceable, for any reason, then such prior agreement(s) shall remain in place and survive to afford the Company the greatest protection allowed by law. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement, the Company’s policies, the Equity Plan, and the applicable Award Agreements.

17. Acceptance and Effective Date.

(a) To accept this Agreement, Executive must sign, date and return to the Company this Agreement no later than July 6, 2026. Executive may revoke this Agreement for a period of seven (7) calendar days following the day Executive executes this Agreement. Any revocation within this period must be submitted, in writing, to Mary Fox, and state, “I hereby revoke my acceptance of the Separation and Release Agreement.” This revocation must be emailed to Mary Fox at mary@lovesac.com, and emailed within seven (7) calendar days of execution of this Agreement. Provided that Executive does not timely revoke this Agreement, it shall become effective on the eighth (8th) day after Executive signs it (“Effective Date”). Executive is hereby advised to consult with an attorney before signing this Agreement. In the event that Executive does not timely sign, or if Executive revokes this Agreement, this Agreement will be null and void, and Executive will not be entitled to receive the consideration set forth in Section 2.

(b) Executive may accept this Agreement by signing it and delivering it to Mary Fox, within the time period specified in this Section 17. This Agreement will not be effective or accepted if modified by Executive unilaterally without the express written consent/agreement of the Company.

(c) This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

18. Acknowledgments. By signing below, Executive acknowledges that Executive: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days; (c) is hereby advised by the Company to consult with an attorney of Executive’s choice before signing this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with an attorney of Executive’s choice, or had a reasonable opportunity to do so; and (e) is signing this Agreement voluntarily and of Executive’s own free will and agree to abide by all the terms and conditions contained herein.

EXECUTIVE IS HEREBY ADVISED THAT EXECUTIVE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND IS ALSO HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this SEPARATION AND RELEASE AGREEMENT as of the dates set forth below:

COMPANY

By:	/s/ Mary Fox
Name:	Mary Fox
Title:	President
Date:	June 15, 2026

EXECUTIVE

By:	/s/ Keith Siegner
Name:	Keith Siegner
Date:	June 15, 2026

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